United States
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
__________________

FORM 8-K
 __________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): October 27, 2014

Commission File Number 1-12803

URSTADT BIDDLE PROPERTIES INC.
(Exact Name of Registrant in its Charter)

Maryland	04-2458042
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

321 Railroad Avenue, Greenwich, CT	06830
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (203) 863-8200

N/A
(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                          Entry into a Material Definitive Agreement
Urstadt Biddle Properties Inc. (the "Company") on October 27, 2014 confirmed that the due diligence had been substantially completed under a purchase agreement previously entered into with an unrelated third party seller.  Pursuant to the purchase agreement, the Company has agreed to acquire four retail shopping centers located in its target market of the metropolitan New York tri-state area outside of the City of New York.  The aggregate purchase price for the acquisition, excluding closing costs, is $124.55 million in cash.  In connection with the execution of the purchase agreement, the Company deposited $2.5 million into an escrow account.
The shopping centers under contract comprise a total of approximately 375,000 square feet and are supermarket or drugstore anchored.  As of September 15, 2014, the shopping centers under contract were collectively approximately 94% leased.
The Company anticipates that the proposed acquisition will close before December 31, 2014.  The purchase agreement contains covenants, representations and warranties that are customary of real estate purchase and sale agreements.  In addition, the proposed acquisition has been and continues to be subject to the satisfaction of customary closing conditions.  There can be no assurance that the acquisition will close on the terms described above or at all.  If the Company does not complete the proposed acquisition, there are circumstances under which it may forfeit the $2.5 million deposit it has funded.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 28, 2014	URSTADT BIDDLE PROPERTIES INC.
(Registrant)

/s/John T. Hayes
John T. Hayes
Senior Vice President & Chief Financial Officer